                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  F O R M 8-K/A
                                 AMENDMENT NO. 1
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                                 January 8, 1998

                            National Processing, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Ohio                                 1-11905                      61-1303983
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)               File Number)            Identification No.)

One Oxmoor Place, 101 Bullitt Lane, Suite 450, Louisville, Kentucky    40222
--------------------------------------------------------------------------------
(Address of principal executive officer)

                                  502-326-7000
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.
        -------------------------------------

As previously reported on Form 8-K on November 10, 1997, on October 24, 1997, the Registrant completed the initial stage of a step acquisition of FA Holdings, Inc. and its subsidiary, Financial Alliance Processing Services, Inc. ("FA"). The initial stage involved the acquisition of 68.3% of the then issued and outstanding common stock of FA and the purchase of 60,001 newly issued shares of common stock directly from FA. The Registrant paid $30,000,000 to FA for the 60,001 newly issued shares and $37,219,244 to various holders of FA common stock for the 68.3% of the then issued and outstanding shares of FA. Upon completion of the initial stage, the Registrant owned 79.6% of the total shares of common stock of FA.

The final stage of the step acquisition was completed on January 2, 1998 when the Registrant purchased the remaining 20.4% of the issued and outstanding common stock of FA for $26,780,756 thereby increasing the Registrant's ownership of FA to 100%.

FA is a provider of credit and debit card processing services and markets its services through a direct sales force as well as through a network of independent sales organizations. Prior to the acquisition of FA's common stock, the Registrant was providing credit and debit card processing services to FA under a contractual agreement with minimum processing revenue guarantees aggregating $53 million through the year 2004. John Leehy, the chief executive officer of FA, was appointed Executive Vice President of Merchant Services by the Registrant.

The cash used in the acquisition of FA common stock was from funds raised in the Registrant's initial public offering of 7,475,000 shares of common stock on August 14, 1996.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
         ------------------------------------------------------------------

(a)      Financial Statements of the Business Acquired                                      Page

         FA HOLDINGS, INC. AND SUBSIDIARY

         Report of KPMG Peat Marwick LLP, Independent Auditors                               1

         Consolidated Balance Sheets of FA Holdings, Inc. and Subsidiary as
         of December 31, 1996, and September 30, 1997 (unaudited).                           2

         Consolidated Statements of Operations of FA Holdings, Inc. and Subsidiary
         for the nine months ended September 30, 1997 (unaudited).                           3

         Consolidated Statements of Shareholder's Equity of FA Holdings, Inc. and
         Subsidiary for the year ended December 31, 1996 and for the nine months
         ended September 30, 1997 (unaudited).                                               4

         Consolidated Statements of Cash Flows of FA Holdings, Inc. and Subsidiary
         for the year ended December 31, 1996, and for the nine months ended
         September 30, 1997 (unaudited).                                                     5

         Notes to Consolidated Financial Statements                                          6

         FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

         Report of KPMG Peat Marwick LLP, Independent Auditors                               1

         Balance Sheets of Financial Alliance Processing Services, Inc.
         as of December 31, 1996 and September 30, 1997 (unaudited).                         2

         Statements of Operations of Financial Alliance Processing Services, Inc.
         for the year ended December 31, 1996 and for the nine months ended
         September 30, 1997 (unaudited).                                                     3

         Statements of Shareholder's Equity of Financial Alliance Processing
         Services, Inc. for the year ended December 31, 1996 and for the nine
         months ended September 30, 1997 (unaudited).                                        4

         Statements of Cash Flows of Financial Alliance Processing Services, Inc.
         for the year ended December 31, 1996, and for the nine months ended
         September 30, 1997 (unaudited).                                                      5

         Notes to Financial Statements                                                        6

(b)      Unaudited Pro Forma Financial Information of National Processing, Inc.
         and FA Holdings, Inc.                                                                1

         Unaudited Pro Forma Condensed Consolidated Balance Sheet of National Processing,
         Inc. as of September 30, 1997.                                                       2

         Unaudited Pro Forma Condensed Consolidated Statements of Income
         of National Processing, Inc. for the year ended December 31, 1996, and
         for the nine months ended September 30, 1997.                                        4

(c)      Exhibits:

         23.1       Consent of KPMG Peat Marwick LLP, Independent Auditors

         23.2       Consent of KPMG Peat Marwick LLP, Independent Auditors

                          Independent Auditors' Report
                          ----------------------------

To the Board of Directors and Stockholders of
   FA Holdings, Inc.
Louisville, Kentucky:

We have audited the accompanying consolidated balance sheet of FA Holdings, Inc. and Subsidiary as of December 31, 1996 and the related consolidated statements of stockholders' equity and cash flows for the acquisition closing period ended December 31, 1996 (see note 3). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FA Holdings, Inc. and Subsidiary as of December 31, 1996 and their cash flows for the acquisition closing period ended December 31, 1996, in conformity with generally accepted accounting principles.




Lousville, Kentucky
June 4, 1997


                                        /s/ KPMG Peat Marwick LLP

                        FA HOLDINGS, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                    (In Thousands, Except Share Information)

          Assets (note 6)


                                                                        December 31, 1996    September 30, 1997
                                                                        -----------------    ------------------
                                                                                                (Unaudited)

Current assets:
     Cash (note 4)                                                            $  2,419             $2,986
     Accounts receivable:
         Merchants                                                               3,490              4,734
         Equipment                                                                 467                 69
         Other                                                                      83                201
     Inventory                                                                     875                608
     Deferred income taxes (note 8)                                                392                747
     Prepaid expenses and other current assets                                     260                215
                                                                              --------           --------
                  Total current assets                                           7,986              9,560

Fixed assets (note 5)                                                            2,183              1,975
Acquired merchant portfolios, less accumulated amortization                     28,750             27,608
     of $2,289 at September 30, 1997
Goodwill, less accumulated amortization of $625 at September 30, 1997           16,712             16,264
Other assets                                                                     1,090                981
                                                                              --------           --------
                  Total assets                                                $ 56,721           $ 56,388
                                                                              ========           ========
Liabilities and Stockholders' Equity Current liabilities:
     Accounts payable:
         Interchange, authorization and deposit charges                       $  3,436           $  4,030
         Vendors                                                                 1,160                809
     Current installments of long-term debt (note 6)                             1,000              4,000
     Current installments of obligations under capital leases (note 7)             225                237
     Other current liabilities                                                   1,297              2,023
                                                                              --------           --------
                  Total current liabilities                                      7,118             11,099

Long-term debt, excluding current installments (note 6)                         24,149             21,391
Obligations under capital lease, excluding current installments (note 7)           184                 24
Deferred income (note 9)                                                         5,100              4,951
Deferred income taxes (note 8)                                                   6,144              5,777
Other (note 11)                                                                    990              1,317
                                                                              --------           --------
Total liabilities                                                               43,685             44,559
                                                                              --------           --------
Stockholders' equity (note 10):
     Class A common stock, $.01 par value.  Authorized 20,000 shares;
        9,565 and 9,732 issued and outstanding at 1996 and 1997 respectively;        1                  1
     Common stock, $.01 par value.  Authorized 200,000 shares; 69,101 and
        70,269 issued and outstanding at 1996 and 1997 respectively                  1                  1
     Additional paid-in capital                                                 14,349             14,599
     Notes receivable from management                                           (1,315)            (1,402)
     Accumulated deficit                                                          --               (1,370)
                                                                              --------           --------
                  Total stockholders' equity                                    13,036             11,829
                                                                              --------           --------
Commitments and contingencies (notes 7 and 9)
                  Total liabilities and stockholders' equity                  $ 56,721           $ 56,388
                                                                              ========           ========


See accompanying notes to consolidated financial statements.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                      Consolidated Statement of Operations

                   Nine month period ended September 30, 1997
                                   (Unaudited)

                                 (In Thousands)

Revenues:
     Processing fees                               $ 51,109
     Terminal sales                                   6,139
     Application fees                                 1,253
     Other                                              735
                                                   --------
              Total revenues                         59,236

Direct operating expenses:
     Processing expenses                             33,055
     Salaries and wages                               5,530
     Residuals                                        2,431
     Cost of terminals sold                           2,329
     Provision for bad debts                          1,160
     Commissions                                      2,897
     Depreciation and amortization                    3,752
     Other                                            7,898
                                                   --------
              Total direct operating expenses        59,052

Interest expense                                      2,107

Loss before income taxes                              1,923

     Income tax benefit                                (553)
                                                   --------

Net loss                                           $  1,370
                                                   ========



See accompanying notes to consolidated financial statements.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

       For the acquisition closing period ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited)

                    (In Thousands, Except Share Information)

                                     Shares                   Amount
                       --------------------------- -------------------------                   Notes
                           Class A                    Class A                  Additional    Receivable                   Total
                            Common        Common      Common        Common       Paid-in        from     Accumulated   Stockholder's
                            Stock          Stock       Stock        Stock        Capital     Management    Deficit        Equity
                            -----          -----       -----        -----        -------     ----------    -------
Issuance of Stock            9,565        69,101       $    1           1         14,349       (1,315)         -          13,036
                             -----        ------       ------       -----         ------       ------       --------      ------

Balances at
    December 31, 1996        9,565        69,101            1           1         14,349       (1,315)         -          13,036
                             =====        ======       ======       =====         ======       ======       ========      ======

    Net Loss                  -             -            -           -              -            -            (1,370)     (1,370)

Issuance of
    Stock                      167         1,168         -           -               250          (87)         -             163
                             -----        ------       ------       -----         ------       ------       --------      ------

Balances at
    September 30, 1997       9,732        70,269       $    1           1         14,599       (1,402)        (1,370)     11,829
                             =====        ======       ======       =====         ======       ======       ========      ======




See accompanying notes to consolidated financial statements.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

           For the acquisition closing period ended December 31, 1996 and the nine month period ended September 30, 1997 (Unaudited)

                                 (In Thousands)

                                                                                       September 30,1997
                                                                     December 31, 1996     (Unaudited)
                                                                     -----------------     -----------
Cash flows from operating activities:
     Net Loss                                                              $   --            $(1,370)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
         Provision for bad debts                                                               1,160
         Depreciation and amortization                                                         3,724
         Non-cash interest on long-term debt                                                     391
         Deferred income taxes                                                                  (721)
         Changes in operating assets and liabilities:
             Account receivable                                                               (2,125)
             Inventory                                                                           267
             Prepaid expenses and other assets                                                  (169)
             Accounts payable and other current liabilities                                      970
             Deferred income                                                                    (149)
             Other liabilities                                                                   327
                                                                           --------          -------
                 Net cash provided by operating activities                                     2,305


Cash flows from investing activities:
     Cash paid for Financial Alliance Processing Services, Inc.,
        net of cash received of $2,419 in 1996                              (34,836)            (181)
     Purchase of property and equipment                                        --               (603)
     Purchase of business and residual portfolios                              --               (820)
                                                                           --------          -------
                  Net cash used in investing activities                     (34,836)          (1,604)
                                                                           --------          -------
Cash flows from financing activities:
     Proceeds from issuance of stock                                         13,036              163
     Proceeds from long-term debt, net of financing costs of $1,030
        in 1996                                                              19,119
     Proceeds from conversion bonus                                           5,100             --
     Payments on capital leases                                                --               (148)
     Payments on long term debt                                                --               (149)
                                                                           --------          -------
                  Net cash provided by financing activities                  37,255             (134)
                                                                           --------          -------
Net increase in cash                                                          2,419              567
Cash, beginning of period                                                      --              2,419
                                                                           --------          -------
Cash, end of period                                                        $  2,419          $ 2,986
                                                                           ========          =======
Supplemental cash flow information:
     Non cash financing and investing activities:
         Note payable to Deluxe issued in connection with acquisition      $  5,000          $  --
         Other liabilities incurred in connection with acquisition              337              255
         Accrued acquisition costs                                              572               55
                                                                           ========          =======

See accompanying notes to consolidated financial statements.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                        Year Ended December 31, 1996 and
                nine months ended September 30, 1997 (Unaudited)

(1)     Basis of Presentation
        ---------------------

        Nature of Business
        ------------------

        FA Holdings, Inc. (Holdings) is a holding company formed for the purpose of acquiring its wholly-owned subsidiary, Financial Alliance Processing Services, Inc. (Financial Alliance or the Company) (note 3). Financial Alliance provides third-party credit and debit card processing services to retail merchants located throughout the United States pursuant to a contract between the Company and a processing bank. Financial Alliance's services include terminal sales, merchant servicing, transaction authorization, data capture, merchant accounting, funds settlement, draft storage and retrieval and charge-back processing.

        Unaudited Interim Financial Information
        ---------------------------------------

        The accompanying unaudited consolidated financial statements at September 30, 1997 and for the nine months ended September 30, 1997 have been prepared in accordance with generally accepted accounting principles for the interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

(2)     Summary of Significant Accounting Policies
        ------------------------------------------

        Principles of Consolidation

        The consolidated financial statements include the accounts of FA Holdings, Inc. and Financial Alliance. All significant intercompany balances have been eliminated in consolidation.

        Accounts Receivable
        -------------------

        Accounts receivable are primarily comprised of amounts due from the Company's merchants and represent the discount earned, after related interchange fees on transactions processed during the month ending on the balance sheet date. Such balances are received from the Company's clearing and settlement bank approximately three days following the end of each month.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (Continued)
        ------------------------------------------------------

        The Company's customers (retail merchants) have liability for charges disputed by cardholders. In the normal course of business, the Company is exposed to the risk of chargebacks in the case of fraud, insolvency or bankruptcy by the merchant, which may be significant. The Company provides for possible losses on chargebacks based upon past loss experience adjusted for management's evaluation of current factors affecting the adequacy of the allowance.

        Inventory
        ---------

        Inventory, which consists primarily of electronic point-of-sale equipment, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

        Acquired Merchant Portfolios and Goodwill
        -----------------------------------------

        In connection with the acquisition (note 3), acquired merchant portfolios were valued at the present value of estimated cash flows from the Company's retail merchant credit and debit card processing business. Amortization periods range from seven to ten years.

        Goodwill which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight line basis over twenty years.

        The Company assesses the recoverability of intangible assets by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        Fixed Assets
        ------------

        Fixed assets are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)     Summary of Significant Accounting Policies (Continued)
        ------------------------------------------------------

        Other Assets
        ------------

        Other assets include $1,030,000 and $868,000, at December 31, 1996 and September 30, 1997 (unaudited), respectively, of deferred financing costs associated with the Company's borrowings under the credit facility described in note 6. These costs are being amortized over the term of the related loans.

        Income Taxes
        ------------

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Estimates
        ---------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

(3)     Acquisition of Financial Alliance
        ---------------------------------

        As of the close of business December 31, 1996, Holdings acquired Financial Alliance pursuant to a Purchase and Sale Agreement, dated November 22, 1996, between Holdings and Deluxe Corporation (Deluxe). The total purchase price, including acquisition costs of $1,621,000 and liabilities incurred of $337,000, amounted to $43,724,000. The excess purchase price over net assets acquired is reflected as goodwill. The acquisition has been accounted for using the purchase method of accounting.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(4)     Restricted Cash
        ---------------

        Included in cash balances at December 31, 1996, and September 30, 1997 (unaudited) are $1,583,000 and $1,903,000 respectively is restricted cash for the future settlement of transaction processing liabilities.

(5)     Fixed Assets
        ------------

        Fixed assets consist of the following:

                 (In thousands)
                                                                     December 31, 1996            September 30, 1997
                                                                     -----------------            ------------------
                                                                                                      (Unaudited)
                 Equipment                                             $        2,091                      2,575
                 Furniture and fixtures                                            92                        104
                 Less accumulated depreciation                                  --                          (704)
                                                                       --------------               ------------
                         Total                                         $        2,183               $      1,975
                                                                       ==============               ============

        Equipment under capital leases amounted to $373,000 and $209,000 at December 31, 1996 and September 30, 1997 (unaudited) respectively.

(6)     Long-Term Debt
        --------------

        Long-term debt consists of the following:

                 (In thousands)                                     December 31, 1996            September 30, 1997
                                                                    -----------------            ------------------
                                                                                                     (Unaudited)
                 Revolving line of credit                              $          149               $         -
                 Term loan                                                     20,000                     20,000
                 Subordinated note payable to Deluxe                            5,000                      5,391
                                                                       --------------               ------------
                         Total long-term debt                                  25,149                     25,391

                 Current installments of long-term debt                         1,000                      4,000
                                                                       --------------               ------------
                         Long-term debt, excluding
                              current installments                     $       24,149               $     21,391
                                                                       ==============               ============

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(6)     Long-Term Debt (Continued)
        --------------------------

        The revolving line of credit and term loan are pursuant to a credit agreement with General Electric Capital Corporation, dated as of December 31, 1996 (Credit Agreement), for an amount up to $25,000,000 in the aggregate for the purpose of funding the acquisition and providing working capital financing and funds for other corporate purposes of the Company and consists of a revolving line of credit, term loan and swing line facility. The long-term debt is secured by the assets of Financial Alliance.

        Revolving credit advances outstanding at any time may not exceed $5,000,000, less the sum of any letter of credit obligations and swing line loan advances outstanding, and such reserve as the lender may establish.

        The term loan is repayable in quarterly principal installments of $1,000,000 beginning October 1, 1997 and of $1,250,000 beginning January 1, 1999 through October 1, 2001.

        Swing line advances outstanding at any time shall not exceed the lesser of the swing line commitment ($500,000), or $5,000,000 less the sum of any letter of credit obligations and revolving loan advances outstanding at such time. The unpaid balance of the swing line is payable in full on October 1, 2001.

        The Credit Agreement provides that the Company, at its option, make voluntary prepayments for all or a part of the term loan and revolving loan, including permanent reduction of the revolving loan commitment. In addition, mandatory prepayments are required as follows: (i) if at any time the outstanding balance of the revolving line exceeds the maximum amount less the outstanding swing line loan advances, then at that time, revolving credit advances will be immediately repaid to the extent required to eliminate the excess, (ii) upon receipt of any cash proceeds from an asset disposition, the Company shall repay the loans equal to all such proceeds, (iii) if Holdings issues common stock, the Company shall repay loans in an amount equal to all such proceeds, except that if such stock issuance is in a private placement in an amount that does not exceed $5,000,000, only 50% of the proceeds shall be repaid, and
        (iv) on the earlier of the date which is ten days after the delivery of the annual audited financial statements for the immediately preceding year or the date on which such annual audited financial statements were required to be delivered, seventy-five percent of excess cash flow, as defined, for the immediately preceding fiscal year.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(6)     Long-Term Debt (Continued)
        --------------------------

        Interest on the revolving and term loans under the Credit Agreement is at either the index rate plus the applicable index margin or, at the Company's election, the applicable LIBOR rate plus the applicable LIBOR rate margin. Interest on the swing line loan advances is at the index rate plus the applicable revolver index margin. The applicable margins are as follows so long as an event of default has not occurred:

                                                                              Index            LIBOR
                                                                             Margin           Margin
                                                                             ------           ------
              Revolver                                                        2.25%            3.50%
              Term loan                                                       2.50%            3.75%

        The interest rates in effect for the revolving line of credit at December 31, 1996 and September 30, 1997 (unaudited) were 10.5% and 11.8%, respectively. The interest rates in effect for the term loan at December 31, 1996 and September 30, 1997 (unaudited) were 10.75% and 12.13%, respectively.

        Additionally, an unused line fee margin of 0.50% is payable monthly and an annual letter of credit fee of 2.00% is payable with respect to any outstanding letter of credit obligations. The Credit Agreement also provides that if an event of default shall occur, the interest rates applicable to the loans and the letter of credit fees shall be increased by two percentage points above the rates of interest or fees otherwise applicable.

        The Credit Agreement provides that the Company establish and maintain cash management systems consisting of lock boxes, borrower accounts, disbursement accounts and concentration accounts in order to facilitate payment of the loans pursuant to the security agreement.

        The Credit Agreement contains a number of negative covenants which limit the Company's ability to acquire or merge, incur additional indebtedness, make any change in its capital structure, dispose of assets, or make certain restricted payments. Additionally, the Company is required to meet certain financial covenants related to maximum capital expenditures, fixed charge coverage, minimum EDITDA, minimum net worth, and funded debt to EBITDA.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(6)     Long-Term Debt (Continued)
        --------------------------

        Subordinated note payable to Deluxe. The note is subordinated to the prior performance and final payment, in full, of the obligations under the Credit Agreement. Interest is payable quarterly at 10%. For the period from the inception of the note until its fifth anniversary, at Holdings' option, interest is payable either in cash or by adding the interest payable to the principal amount outstanding. Subsequent to the fifth anniversary and up to but not including the maturity date, interest shall be payable quarterly, subject to the prior written consent of the lenders under the credit agreement. Twenty-five percent of the principal amount outstanding is payable on the seventh anniversary of the note (December 31, 2003) with the remainder of the principal and any related accrued interest payable due on December 31, 2004.

        The subordinated note provides for prepayments at Holdings' option and mandatory prepayment in the event of a change in control. Additionally, the subordinated note contains certain restrictions related to the merger or consolidation of Holdings and certain restricted payments.

        The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1996 are as follows: 1997, $1,000,000; 1998, $4,000,000; 1999, $5,000,000; 2000, $5,000,000; and 2001 and thereafter,
        $10,149,000.

 (7)    Lease Obligations
        -----------------
        The Company leases certain equipment under capital leases. Future minimum lease obligations for capital leases at December 31, 1996 are as follows:

        (In thousands)                                      December 31, 1996
                                                            -----------------
               Year ended December 31:
               1997                                                   $244
               1998                                                    189
                                                                      ----
        Total minimum lease payments                                   433
        Less amount representing interest                               24
                                                                      ----
        Present value of net minimum capital lease payments            409
        Current installments of obligations under capital leases       225
                                                                      ----
        Obligation under capital leases, excluding current
        installments                                                  $184
                                                                      ====


                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(7)     Lease Obligations (Continued)
        ----------------------------

        The Company leases its headquarters and regional offices under various operating lease agreements that require monthly payments. Future minimum payments for noncancelable operating leases having a remaining term in excess of one year at December 31, 1996 are as follows:

                 (In thousands)
                                                            December 31, 1996
                                                            -----------------
                 Year ended December 31:
                     1997                                    $          282
                     1998                                               165
                                                             --------------

                 Total                                       $          447
                                                             ==============

(8)     Income Taxes
        ------------

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and September 30 1997 (unaudited) are presented below:

                 (In thousands)
                                                                      December 31, 1996          September 30, 1997
                                                                      -----------------          ------------------
                                                                                                       (Unaudited)
                 Deferred tax assets:
                     Deferred income                                   $         1,938              $         1,887
                     Bad debt allowances                                           374                          436
                     Merchant portfolios                                           263                          263
                     Other                                                          81                          373
                                                                       ---------------              ---------------
                              Total gross deferred tax assets                    2,656                        2,959
                     Less valuation allowance                                       -                            -
                                                                       ---------------              --------------
                              Net deferred tax assets                            2,656                        2,959
                                                                       ---------------              ---------------

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(8)     Income Taxes (Continued)
        ------------------------

                 Deferred tax liabilities:
                     Purchase accounting adjustments related
                      to merchant portfolios                                     8,365                        7,806
                     Other                                                          43                          183
                                                                       ---------------           ------------------
                              Total gross deferred tax liabilities               8,408                        7,989
                                                                       ---------------           ------------------

                              Net deferred tax liability               $         5,752           $            5,030
                                                                        ==============           ==================

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance for deferred tax assets was recorded at December 31, 1996 and September 30, 1997.

(9)     Processing Agreement with National Processing Company
        -----------------------------------------------------

        The Company is party to an agreement with National Processing Company
        (NPC) for processing and transmitting electronic data services through 2004, with minimum processing guarantees as follows:

                 (In thousands)
                 Twelve months ended April 30:
                     1998                                     $            3,900
                     1999                                                  5,100
                     2000                                                  6,100
                     2001                                                  7,200
                     2002                                                  8,600
                     2003                                                 10,200
                     2004                                                 12,200
                                                              ------------------
                 Total                                        $           53,300
                                                              ==================

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)     Processing Agreement with National Processing Company (Continued)
        -----------------------------------------------------------------

        Minimums are calculated on a cumulative basis, such that the fees paid by the Company in any given contract year in excess of the minimum for that same year may be applied toward the satisfaction of subsequent years' minimums. To the extent the Company falls short of meeting the minimum processing guarantees in any period, the shortfall may be deferred to subsequent periods during the term of the agreement. Any deferrals will bear interest at the prime rate plus two percent, which interest is due within 30 days after the month incurred.

        Additionally, NPC advanced $5,100,000 to the Company on December 31, 1996 as bonus consideration for the Company's conversion of their merchant portfolio to NPC. The amount has been deferred and will be recognized as a reduction in transaction processing expense over the life of the processing agreement.

(10)    Stock Option and Management Agreements
        --------------------------------------

        Holdings established the 1996 Stock Option Plan to provide incentives to certain participants at the discretion of the Board of Directors. Twenty thousand shares of Holdings common stock are issuable under the plan.

        In connection with the acquisition of the Company by Holdings (note 3), certain members of the Company's executive management entered into management agreements pursuant to which (i) such executives would purchase shares of Holdings' Class A Common Stock and Common Stock, and
        (ii) Holdings would grant additional options to the executives to acquire common stock. Under the terms of the management agreements, 2,000 and 14,000 shares of Holdings Class A common and common stock, respectively, were issued for $3,000,006, and 15,302 options to purchase Holdings common stock were granted at an exercise price of $1.429 per share.

        Of the options granted, 11,476 options were options which vest 20% per year beginning December 31, 1997. The time options provide for accelerated vesting under certain circumstances, including the closing of a public sale of Holdings common stock, the termination of the executive's employment by the Company without cause or by the executive for good reason. The options expire on December 31, 2006, subject to earlier expiration in connection with the termination of the executive's employment.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(10)    Stock Option and Management Agreements (Continued)
        --------------------------------------------------

        The remaining 3,826 options granted were target options. The target options become immediately exerciseable on November 30, 2004, provided that in the event that a Liquidity Event; defined as a sale of Holdings, a sale of Holdings common stock by any of the investors to an independent third party, or an initial public offering; occurs prior to that time, the target option will become exerciseable if the investor return multiple, as defined, as of the closing of such Liquidity Event is greater than those prescribed by the agreement.

        The management agreements provide for repurchase options by Holdings and the investors in the event that the executive is no longer employed by the Company. The agreements also provide for executive employment provisions, including base salary, benefits, bonuses and term; and for a noncompete agreement during the employment period and any renewal period and for two years thereafter.

(11)    Deferred Compensation Agreements
        --------------------------------

        Deferred compensation agreements in an aggregate amount of $937,500 exist for certain Company executives. The agreements represent the assumption of retention bonuses to be paid pursuant to management agreements and other sums owed by Deluxe to certain of the executives. The deferred compensation agreements accrue interest at 9.75% annually on the unpaid amount, which interest will be added to the unpaid amount. The deferred compensation is payable on the earlier to occur of (i) the tenth anniversary of the date of the agreement, (ii) a sale of Holdings, or (iii) the termination of the executive's employment with Financial Alliance.

(12)    Management Services Agreement and Fees
        --------------------------------------

        The Company is party to a management services agreement with FA Capital LLC (FA Capital) wherein FA Capital will perform certain management services, including acquisition assistance, analysis of financing alternatives and certain finance, marketing and human resource functions for an annual fee of $250,000, plus expenses, until such time as FA Investors I, LP or an affiliate closes a private equity fund with aggregate commitments of at least $100 million.

        In connection with the acquisition of the Company by Holdings, fees and expenses of approximately $926,000 were paid to affiliates of Holdings. Additionally, the Company is required to pay FA Partners II and FA Capital a contingent fee of $398,961 over a period not to exceed ten years and which payment will be equal to 2.678% of the total distributions and payments made to the holders of Holdings Class A common stock.

                        FA HOLDINGS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(13)    Common Stock
        ------------

        Holders of the Class A (nonvoting) common stock are entitled to receive all or any portion of distributions equal to the unreturned value, defined as the excess, if any, of $1,490 per share over the aggregate amount of distributions made by Holdings that constitute a return of value, until the entire amount of the unreturned value has been paid in full prior to any distributions to the holder of common stock outstanding.

                          Independent Auditors' Report
                          ----------------------------

To the Board of Directors and Stockholder of
   Financial Alliance Processing Services, Inc.
Louisville, Kentucky:

We have audited the accompanying balance sheet of Financial Alliance Processing Services, Inc., a wholly-owned subsidiary of FA Holdings, Inc., (New Company; see note 3) as of December 31, 1996 post-acquisition, and the related statements of stockholder's equity and cash flows for the post acquisition period ended December 31, 1996, and the statements of operations, stockholder's equity, and cash flows of Old Company (see note 3) for the pre-acquisition period from January 1, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Company, as of December 31, 1996, post-acquisition, and its cash flows for the post-acquisition period ended December 31, 1996, and the results of operations and cash flows of Old Company for the pre-acquisition period from January 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.



Louisville, Kentucky
June 4, 1997


                                                /s/ KPMG Peat Marwick LLP

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                                 Balance Sheets
                    (In Thousands, except share information)

                                                                          December 31, 1996  September 30, 1997
                                                                          -----------------  ------------------
                                                                                                (New Company)
                             Assets (note 6)                                                     (Unaudited)
                             ------
Current assets:
     Cash (note 4)                                                               $  2,419          $  2,986
     Accounts receivable:
         Merchants                                                                  3,490             4,734
         Equipment                                                                    467                69
         Other                                                                         83               201
     Inventory                                                                        875               608
     Deferred income taxes (note 8)                                                   392               747
     Prepaid expenses and other current assets                                        260               215
                                                                                 --------          --------
                  Total current assets                                              7,986             9,560
Fixed assets (note 5)                                                               2,183             1,975
Acquired merchant portfolios, less accumulated amortization                        28,750            27,608
     of $2,289 at September 30, 1997
Goodwill, less accumulated amortization of $625 at September 30, 1997              16,712            16,264
Other assets                                                                        1,090               981
                                                                                 --------          --------
                  Total assets                                                   $ 56,721          $ 56,388
                                                                                 ========          ========
                 Liabilities and Stockholder's Equity
                 ------------------------------------

Current liabilities:
     Accounts payable:
         Interchange, authorization and deposit charges                          $  3,436          $  4,030
         Vendors                                                                    1,160               809
     Current installments of long-term debt (note 6)                                1,000             4,000
     Current installments of obligations under capital leases (note 7)                225               237
     Other current liabilities                                                      1,297             2,023
                                                                                 --------          --------
                  Total current liabilities                                         7,118            11,099
Long-term debt, excluding current installments (note 6)                            19,149            16,000
Obligations under capital lease, excluding current installments (note 7)              184                24
Deferred income (note 12)                                                           5,100             4,951
Deferred income taxes (note 8)                                                      6,144             5,777
Other (note 13)                                                                       990             1,317
                                                                                 --------          --------
                  Total liabilities                                                38,685            39,168
Stockholder's equity:
     Common stock, no par value.  2,500 shares authorized,
         issued and outstanding                                                    18,036            18,199
     Accumulated deficit                                                             --                (979)
                                                                                 --------          --------
Commitments and contingencies (notes 7 and 12)
                  Total stockholder's equity                                       18,036            17,220

                  Total liabilities and stockholder's equity                     $ 56,721          $ 56,388
                                                                                 ========          ========

See accompanying notes to financial statements.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                            Statements of Operations

                                 (In Thousands)

                                                             Year End       Nine months Ended
                                                         December 31, 1996  September 30, 1997
                                                         -----------------  ------------------
                                                           (Old Company)     (New Company)
                                                                              (Unaudited)
Revenues:
     Processing fees                                           $ 65,290          $ 51,109
     Terminal sales (note 11)                                     9,929             6,139
     Application fees                                             2,019             1,253
     Other                                                          927               735
                                                               --------          --------
              Total revenues                                     78,165            59,236

Direct operating expenses (note 10):
     Processing expenses                                         43,748            33,055
     Salaries and wages                                          10,142             5,530
     Residuals                                                    3,824             2,431
     Cost of terminals sold (note 11)                             3,833             2,329
     Provision for bad debts                                      2,412             1,160
     Commissions                                                  4,276             2,897
     Depreciation and amortization                                6,263             3,752
     Other                                                        5,222             7,898
                                                               --------          --------
              Total direct operating expenses                    79,720            59,052
                                                               --------          --------

Other income (expense):
     Interest expense allocation from Deluxe (note 10)             (845)             --
     Interest Expense                                                               1,716
     Loss on sale of leasing portfolio (note 11)                   (335)             --
     Interest income from leasing portfolio                       1,439              --
                                                               --------          --------

Loss before income taxes                                          1,296             1,532

     Income tax expense (benefit) (note 8)                        1,059              (553)
                                                               --------          --------

     Net loss                                                  $  2,355          $    979
                                                               ========          ========



See accompanying notes to financial statements.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                       Statements of Stockholder's Equity

  Year ended December 31, 1996 and the nine months ended September 30, 1997

                                 (Unaudited)

                                (In Thousands)

                                (Old Company)



                                         Common Stock                               Total
                                         ------------            Accumulated     Stockholder's
                                     Shares         Amount         Deficit          Equity
                                     -----         -------         -------          -------
Balance at
  December 31, 1995                  2,500         $36,990         (11,055)          25,935

Net loss                              --              --            (2,355)          (2,355)
                                     -----         -------         -------          -------

Balances at
  December 31, 1996                  2,500         $36,990         (13,410)          23,580
                                     =====         =======         =======          =======

============================================================================================

                                        (New Company)

Balance at December 31, 1996
  after applying push-down
  accounting                         2,500         $18,036            --             18,036

Net Loss                              --               --             (979)            (979)

Capital Contribution                  --               163            --                163
                                     -----         -------         -------          -------

Balances at
  September 30, 1997                 2,500         $18,199            (979)          17,220
                                     =====         =======         =======          =======


See accompanying notes to financial statements.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                             Statement of Cash Flows

             For the year ended December 31, 1996 and the nine month
                   period ended September 30, 1997 (Unaudited)

                                 (In Thousands)

                                                                    December 31, 1996
                                                                    -----------------
                                                                      (Old Company)
Cash flows from operating activities:
     Net loss                                                           $ (2,355)
     Adjustments to reconcile net loss to net cash provided
        by operating activities:
         Provision for bad debts                                           2,412
         Loss on sale of leasing portfolio                                   335
         Depreciation and amortization                                     6,263
         Write down of acquired portfolios                                   217
         Deferred income taxes                                              (706)
         Operating expenses allocated from Deluxe                          2,466
         Changes in operating assets and liabilities:
              Accounts receivable                                         (4,162)
              Inventory                                                       67
              Prepaid expenses and other assets                             (441)
              Accounts payable and other current liabilities                (368)
              Deferred income                                              5,100
              Other liabilities                                             (913)
                                                                        --------
                      Net cash provided by operating activities            7,915
                                                                        --------
Cash flows from investing activities:
     Purchases of fixed assets                                              (129)
     Proceeds from sale of leasing portfolio                               7,851
                                                                        --------
                      Net cash provided by investing activities            7,722
                                                                        --------
Cash flows from financing activities:
     Principal payments under capital lease obligations                     (307)
     Repayment to Deluxe, net                                            (15,643)
                                                                        --------
                      Net cash used in financing activities              (15,950)
                                                                        --------
Net decrease in cash                                                        (313)
Cash, beginning of period                                                  2,732
                                                                        --------
Cash, end of period                                                     $  2,419
                                                                        ========


See accompanying notes to financial statements.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                             Statement of Cash Flows

         For the year ended December 31, 1996 and the nine month period ended September 30, 1997
                                 (Unaudited)

                                (In Thousands)

                                                                       December 31, 1996  September 30, 1997
                                                                       -----------------  ------------------
                                                                         (New Company)       (New Company)
Cash flows from operating activities:
     Net Loss                                                               $   --            $  (979)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
         Provision for bad debts                                                                1,160
         Depreciation and amortization                                                          3,724
         Deferred income taxes                                                                   (721)
         Changes in operating assets and liabilities:
             Account receivable                                                                (2,125)
             Inventory                                                                            267
             Prepaid expenses and other assets                                                   (169)
             Accounts payable and other current liabilities                                       970
             Deferred income                                                                   (1,497)
             Other liabilities                                                                    327
                                                                            --------          -------
                 Net cash provided by operating activities                                    $ 2,305



Cash flows from investing activities:
     Cash paid for Financial Alliance Processing Services, Inc.,
         net of cash received of $2,419                                     $(39,836)         $  (181)
     Purchase of property and equipment                                         --               (603)
     Purchase of business and residual portfolios                               --               (820)
                                                                            --------          -------
                      Net cash used in investing activities                  (39,836)          (1,604)
                                                                            --------          -------
Cash flows from financing activities:
     Investment by FA Holdings, Inc.                                          18,036              163
     Proceeds from long-term debt, net of financing costs of $1,030           19,119             --
     Proceeds from conversion bonus                                            5,100             --
     Payments on capital leases                                                 --               (148)
     Payment of long term debt                                                  --               (149)
                                                                            --------          -------
                      Net cash provided by financing activities               42,255             (134)
                                                                            --------          -------
Net increase in cash                                                           2,419              567
Cash, beginning of period                                                       --              2,419
                                                                            --------          -------
Cash, end of period                                                         $  2,419            2,986
                                                                            ========          =======

Supplemental cash flow information:
     Non cash financing and investing activities:
         Other liabilities incurred in connection with acquisition          $    337          $   255
         Accrued acquisition costs                                               572               55
                                                                            ========          =======


See accompanying notes to consolidated financial statements.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements
     Year Ended December 31, 1996 and nine months ended September 30, 1997
                                  (Unaudited)


(1)     Basis of Presentation
        ---------------------

        Nature of Business
        ------------------

        FA Holdings, Inc. (Holdings) is a holding company formed for the purpose of acquiring its wholly-owned subsidiary, Financial Alliance Processing Services, Inc. (Financial Alliance or the Company) (note 3). Financial Alliance provides third-party credit and debit card processing services to retail merchants located throughout the United States pursuant to a contract between the Company and a processing bank. Financial Alliance's services include terminal sales, merchant servicing, transaction authorization, data capture, merchant accounting, funds settlement, draft storage and retrieval and charge-back processing.

        Unaudited Interim Financial Information
        ---------------------------------------

        The accompanying unaudited financial statements at September 30, 1997 and for the nine months ended September 30, 1997 have been prepared in accordance with generally accepted accounting principles for the interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

(2)     Summary of Significant Accounting Policies
        ------------------------------------------

        Accounts Receivable
        -------------------

        Accounts receivable are primarily comprised of amounts due from the Company's merchants and represent the discount earned, after related interchange fees on transactions processed during the month ending on the balance sheet date. Such balances are received from the Company's clearing and settlement bank approximately three days following the end of each month.

        The Company's customers (retail merchants) have liability for charges disputed by cardholders. In the normal course of business, the Company is exposed to the risk of chargebacks in the case of fraud, insolvency or bankruptcy by the merchant, which may be significant. The Company provides for possible losses on chargebacks based upon past loss experience adjusted for management's evaluation of current factors affecting the adequacy of the allowance.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (Continued)
        -----------------------------------------------------

        Inventory
        ---------

        Inventory, which consists primarily of electronic point-of-sale equipment, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

        Acquired Merchant Portfolios and Goodwill
        -----------------------------------------

        In connection with the acquisition (note 3), acquired merchant portfolios were valued at the present value of estimated cash flows from the Company's retail merchant credit and debit card processing business. Amortization periods ranged from seven to ten years.

        Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over twenty years.

        The Company assesses the recoverability of intangible assets by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        Fixed Assets
        ------------

        Fixed assets are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

        Depreciation of fixed assets is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is amortized on a straight-line method over the shorter of the lease term or estimated useful life of the asset.

        Other Assets
        ------------

        Other assets include $1,030,000 and $868,000 at December 31, 1996, and September 30, 1997 (unaudited) respectively, of deferred financing costs associated with the Company's borrowings under the credit facility described in note 6. These costs are being amortized over the term of the related loans.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements


(2)     Summary of Significant Accounting Policies (Continued)
        ------------------------------------------------------

        Income Taxes
        ------------

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Estimates
        ---------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)     Acquisition of Financial Alliance
        ---------------------------------

        As of the close of business December 31, 1996, Holdings acquired Financial Alliance pursuant to a Purchase and Sale Agreement, dated November 22, 1996, between Holdings and Deluxe Corporation (Deluxe). The total purchase price, including acquisition costs of $1,621,000 and lliabilities incurred of $337,000, amounted to $43,724,000. The acquisition has been accounted for using the purchase method of accounting.

        The accompanying statements of operations, stockholder's equity and cash flows which reflect the pre-acquisition period from January 1, 1996 to December 31, 1996 are captioned "Old Company". The accompanying balance sheet and statements of stockholder's equity and cash flows as of and for the post-acquisition period ended December 31, 1996 and the accompanying unaudited balance sheets and statements of operations, and cash flows as of and for the nine month period ended September 30, 1997 reflect a new basis of accounting and are captioned "New Company". The new basis of accounting reflects the total cost of the purchase allocated to the assets and liabilities of New Company using estimates of fair value (known as "push-down" accounting). The excess purchase price over net assets acquired is reflected as goodwill.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(4)     Restricted Cash
        ---------------

        Included in cash balances at December 31, 1996, and September 30, 1997 (unaudited) are $1,583,000 and $1,903,000 respectively, in restricted cash for the future settlement of transaction processing liabilities.

(5)     Fixed Assets
        ------------

        Fixed assets consist of the following:

        (In thousands)                                         December 31, 1996                 September 30, 1997
                                                                 (New Company)                      (Unaudited)
                                                                                                    (New Company)
        Equipment                                             $            2,091                 $            2,575
        Furniture and fixtures                                                92                                104
        Less accumulated depreciation                                         -                                (704)
                                                              ------------------                 ------------------
                 Total                                        $            2,183                 $            1,975
                                                              ==================                 ==================

        Equipment under capital leases amounted to $373,000 and $209,000 at December 31, 1996, and September 30, 1997 respectively. Amortization of assets held under capital leases is included with depreciation expense.

(6)     Long-Term Debt
        --------------

        Long-term debt consists of the following:

        (In thousands)                                          December 31, 1996                September 30, 1997
                                                                -----------------                ------------------
                                                                  (New Company)                      (Unaudited)
                                                                                                    (New Company)
              Revolving line of credit                            $          149                 $              -
              Term loan                                                   20,000                 $          20,000
                                                                  --------------                 -----------------
                                                                          20,149                            20,000

              Current installments of long-term debt                       1,000                             4,000
                                                                  --------------                 -----------------
              Obligations under long-term debt
                  excluding current installments                  $       19,149                 $          16,000
                                                                  ==============                 =================

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements


(6)     Long-Term Debt (Continued)
        --------------------------

        The Company's long-term debt is pursuant to a Credit Agreement with General Electric Capital Corporation dated as of December 31, 1996 (Credit Agreement) for an amount up to $25,000,000 in the aggregate for the purpose of funding the acquisition and providing working capital financing and funds for other corporate purposes of the Company and consists of a revolving line of credit, term loan and swing line facility. The long-term debt is a secured by the assets of Financial Alliance.

        Revolving credit advances outstanding at any time may not exceed $5,000,000, less the sum of any letter of credit obligations and swing line loan outstanding and such reserve as the lender may establish.

        The term loan is repayable in quarterly principal installments of $1,000,000 beginning October 1, 1997 and of $1,250,000 beginning January 1, 1999 through October 1, 2001.

        Swing line advances outstanding at any time shall not exceed the lesser of the swing line commitment ($500,000), or $5,000,000 less the sum of any letter of credit obligations and revolving loan advances outstanding at such time. The unpaid balance of the swing line is payable in full on October 1, 2001.

        The Credit Agreement provides that the Company, at its option, make voluntary prepayments for all or a part of the term loan and revolving loan, including permanent reduction of the revolving loan commitment. In addition, mandatory prepayments are required as follows: (i) if at any time the outstanding balance of the revolving line exceeds the maximum amount less the outstanding swing line loan advances, then at that time, revolving line advances will be immediately repaid to the extent required to eliminate the excess, (ii) upon receipt of any cash proceeds from an asset disposition, the Company shall repay the loans equal to all such proceeds, (iii) if Holdings issues common stock, the Company shall repay loans in an amount equal to all such proceeds, except that if such stock issuance is in a private placement in an amount that does not exceed $5,000,000, only 50% of the proceeds shall be repaid, and
        (iv) on the earlier of the date which is ten days after the delivery of the annual audited financial statements for the immediately preceding year or the date on which such annual audited financial statements were required to be delivered, seventy-five percent of excess cash flow, as defined, for the immediately preceding fiscal year.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements


(6)     Long-Term Debt (Continued)
        --------------------------

        Interest on the revolving and term loans under the Credit Agreement is at either the index rate plus the applicable index margin or, at the Company's election, the applicable LIBOR rate plus the applicable LIBOR rate margin. Interest on the swing line loan advances is at the index rate plus the applicable revolver index margin. The applicable margins are as follows so long as an event of default has not occurred:

                                                 Index            LIBOR
                                                Margin           Margin
                                                ------           ------
              Revolver                           2.25%            3.50%
              Term loan                          2.50%            3.75%

        The interest rates in effect for the revolving line of credit at December 31, 1996 and September 30, 1997 (unaudited) were 10.5% and 10.75%, respectively. The interest rates in effect for the term loan at December 31, 1996 and September 30, 1997 (unaudited) were 10.75% and 9.75%, respectively.

        Additionally, an unused line fee margin of 0.50% is payable monthly and an annual letter of credit fee of 2.00% is payable with respect to any outstanding letter of credit obligations. The Credit Agreement also provides that if an event of default shall occur, the interest rates applicable to the loans and the letter of credit fees shall be increased by two percentage points above the rates of interest or fees otherwise applicable.

        The Credit Agreement provides that the Company establish and maintain cash management systems consisting of lock boxes, borrower accounts, disbursement accounts and concentration accounts in order to facilitate payment of the loans pursuant to the security agreement.

        The Credit Agreement contains a number of covenants which limit the Company's ability to acquire or merge, incur additional indebtedness, make any change in its capital structure, dispose of assets, or make certain restricted payments. Additionally, the Company is required to meet certain financial covenants related to maximum capital expenditures, fixed charge coverage, minimum EDITDA, minimum net worth, and funded debt to EBITDA.

        The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1996 as follows: 1997, $1,000,000; 1998, $4,000,000; 1999, $5,000,000; 2000, $5,000,000; and 2001 and thereafter,
        $5,149,000.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(7)     Lease Obligations
        -----------------

        The Company leases certain equipment under capital leases. Future minimum lease obligations for capital leases at December 31, 1996 are as follows:


                                                                                       December 31, 1996
                                                                                       -----------------
                                                                                         (New Company)
        (In thousands)
        Year ended December 31:
                 1997                                                                  $          244
                 1998                                                                             189
                                                                                       --------------
        Total minimum lease payments                                                              433

        Less amount representing interest                                                          24
                                                                                       --------------
        Present value of net minimum capital lease payments                                       409
                                                                                       --------------
        Current installments of obligations under
                 capital leases                                                                   225
                                                                                       --------------
        Obligation under capital leases, excluding current
                 installments.                                                         $          184
                                                                                       ==============

The Company leases its headquarters and regional offices under various operating lease agreements that require monthly payments. Future minimum payments for noncancelable operating leases having a remaining term in excess of one year at December 31, 1996 are as follows:

                                                                                     December 31, 1996
                                                                                     -----------------
                                                                                       (New Company)
        (In thousands)
        Year ended December 31:
                 1997                                                                  $          282
                 1998                                                                             165
                                                                                       --------------
                     Total                                                             $          447
                                                                                       ==============

        Total rent expense recorded under operating lease agreements was $652,000 during the year ended December 31, 1996 and $451,000 during the nine month period ended September 30, 1997 (unaudited).

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(8)     Income Taxes
        ------------

        Income tax expense (benefit) for the year ended December 31, 1996 and nine month period ended September 30, 1997 (unaudited) consists of the following:

                                                December 31, 1996                               September 30, 1997
                                                -----------------                               ------------------
                                                 (Old Company)                                    (New Company)
              (In thousands)                                                                       (Unaudited)
                                        Current       Deferred       Total       Current      Deferred       Total
                                      -----------    ----------      ------       ------       ------       -------
                 Federal              $     1,579         (632)         947          493         (721)         (228)
                 State                        186          (74)         112          144           -            144
                                      -----------    ----------      ------       ------       ------       -------
                                      $     1,765         (706)       1,059          637         (721)          (84)
                                      ===========    ==========      ======      =======       ======       =======

        Income tax expense was $1,059,000 for the year ended December 31, 1996 and a $84,000 benefit for the nine month period ended September 30, 1997 (unaudited) and differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                        December 31, 1996          September 30, 1997
                                                                        -----------------          ------------------
                                                                          (Old Company)                (New Company)
                 (In thousands)                                                                         (Unaudited)
                 Computed "expected" tax benefit                           $      (441)                $       (654)
                 Increase in income taxes resulting from:
                     Amortization of goodwill                                    1,373                          214
                     State taxes, net of federal income tax benefit                 74                           95
                     Other, net                                                     54                          261
                                                                           -----------                 ------------
                                                                           $     1,060                 $        (84)
                                                                           ===========                 ============

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(8)     Income Taxes (Continued)
        ------------------------

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996, and September 30, 1997 are presented below:

                                                                        December 31, 1996           September 30, 1997
                                                                        -----------------           ------------------
                                                                          (New Company)                (New Company)
                                                                                                        (Unaudited)
                 (In thousands)
                 Deferred tax assets:
                     Deferred income                                   $           1,938            $         1,887
                     Bad debt allowances                                             374                        436
                     Merchant portfolios                                             263                        263
                     Other                                                            81                        373
                                                                       -----------------               ------------
                              Total gross deferred tax assets                      2,656                      2,959

                 Less valuation allowance                                             -                          -
                                                                       -----------------               ------------
                              Net deferred tax assets                              2,656                      2,959
                                                                       -----------------               ------------
                 Deferred tax liabilities:
                     Purchase accounting adjustments related
                     to merchant portfolios                                        8,365                      7,806
                     Other                                                            43                        183
                                                                       -----------------               ------------
                              Total gross deferred tax liabilities                 8,408                      7,989
                                                                       -----------------               ------------

                              Net deferred tax liability               $           5,752               $      5,030
                                                                       =================               ============

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance for deferred tax assets was recorded at December 31, 1996 or September 30, 1997.

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(9)     Employee Benefit Plan
        ---------------------

        The Company has a defined contribution savings plan under the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits to substantially all employees. The Company's contribution, which is based upon the salary redirection contributions of the eligible employees was $48,000 for the year ended December 31, 1996 and $39,587 for the nine month period ended September 30, 1997 (unaudited).

(10)    Related Party Transactions
        --------------------------

        The accompanying statement of operations for the year ended December 31, 1996 includes intercompany allocations from Deluxe of $2,466,000 for various expenses including interest expense charged to the Company for advances from Deluxe, insurance, taxes and executive compensation. The allocated expenses are not necessarily indicative of the costs and expenses that would have resulted had the Company been operated as a separate company.

(11)    Terminal Sales and Cost of Terminals Sold
        -----------------------------------------

        Included in 1996 revenues from terminal sales and related cost of terminals sold were $6,597,000 and $2,002,000, respectively, accounted for as sales-type capital leases. In December 1996, the Company sold its leasing portfolio to a third-party for $7,851,000 and recognized a loss on the sale of $335,000. The leasing portfolio was sold without future recourse to the Company as all chargeback repurchase obligations were retained by Deluxe.

(12)    Processing Agreement with National Processing Company
        -----------------------------------------------------

        The Company is party to an agreement with National Processing Company
        (NPC) for processing and transmitting electronic data services through 2004, with minimum processing guarantees as follows:

                 (In thousands)                                        (New Company)
                 Twelve months ended April 30:
                     1998                                         $            3,900
                     1999                                                      5,100
                     2000                                                      6,100
                     2001                                                      7,200
                     2002                                                      8,600
                     2003                                                     10,200
                     2004                                                     12,200
                                                                  ------------------
                 Total                                            $           53,300
                                                                  ==================

                  FINANCIAL ALLIANCE PROCESSING SERVICES, INC.

                   Notes to Consolidated Financial Statements

(12)    Processing Agreement with National Processing Company (Continued)
        -----------------------------------------------------------------

        Minimums are calculated on a cumulative basis, such that the fees paid by the Company in any given contract year in excess of the minimum for that same year may be applied toward the satisfaction of subsequent years' minimums. To the extent the Company falls short of meeting the minimum processing guarantees in any period, the shortfall may be deferred to subsequent periods during the term of the agreement. Any deferrals will bear interest at the prime rate plus two percent, which interest is due within 30 days after the month incurred.

        Additionally, NPC advanced $5,100,000 to the Company on December 31, 1996 as bonus for the Company's conversion of their merchant portfolio to NPC. The amount has been recorded as deferred income and will be recognized as a reduction in transaction processing expense over the life of the processing agreement.

(13)    Deferred Compensation Agreements
        --------------------------------

        Deferred compensation agreements in an aggregate amount of $937,500 at December 31, 1996 and September 30, 1997 exist for certain Company executives. The agreements represent the assumption of retention bonuses to be paid pursuant to management agreements and other sums owed by Deluxe to certain of the executives. The deferred compensation agreements accrue interest at 9.75% annually on the unpaid amount, which interest will be added to the unpaid amount. The deferred compensation is payable on the earlier to occur of (i) the tenth anniversary of the date of the agreement, (ii) a sale of Holdings, or (iii) the termination of the executive's employment with Financial Alliance.

(14)    Management Services Agreement and Fees
        --------------------------------------

        The Company is party to a management services agreement with FA Capital LLC (FA Capital) wherein FA Capital will perform certain management services, including acquisition assistance, analysis of financing alternatives and certain finance, marketing and human resource functions for an annual fee of $250,000, plus expenses, until such time as FA Investors I, LP or an affiliate closes a private equity fund with aggregate commitments of at least $100 million.

        In connection with the acquisition of the Company by Holdings, fees and expenses of approximately $926,000 were paid to affiliates of Holdings. Additionally, the Company is required to pay FA Partners II and FA Capital a contingent fee of $398,961 over a period not to exceed ten years and which payment will be equal to 2.678% of the total distributions and payments made to the holders of Holdings Class A common stock.

                            National Processing, Inc.

                    Unaudited Pro Forma Financial Statements

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 includes the historical accounts of the National Processing, Inc. (the Company) and gives effect to the acquisition of FA Holdings, Inc. and its subsidiary Financial Alliance Processing Services, Inc. ("FA") as if it occurred as of September 30, 1997. The unaudited pro forma condensed consolidated statements of income of the Company for the year ended December 31, 1996 and for the nine months ended September 30, 1997, include the historical operations of the Company and give effect to the acquisition of FA as if it occurred as of the beginning of the period presented. The unaudited pro forma consolidated financial information has been prepared by the Company's management. The information is not designed to represent what the Company's results of operations actually would have been had the acquisition been completed as of the beginning of the period indicated, or to project the Company's results of operations for any future period. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances. The pro forma adjustments are subject to change upon completion of the final determination of fair values of the assets acquired and the liabilities assumed.

                            National Processing, Inc.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1997
                                 (In thousands)

                                              National         FA Holdings,     Pro Forma             Pro Forma
                                           Processing, Inc.       Inc.         Adjustments           As Adjusted
                                           ----------------       ----         -----------           -----------
Assets
  Current assets:
      Cash and cash equivalents                $ 18,737         $ 1,083         $   4,586 (1)         $  24,406
      Securities available for sale             109,408            --             (94,000)(1)            15,408
      Accounts receivable-trade                  68,739           5,004               (87)(7)            73,656
      Restricted deposits-client funds          113,338            --                                   113,338
      Other current assets                       12,344           3,473              (476)(4)            20,025
                                                                                    4,784 (6)
                                                                                     (100)(7)
                                               --------         -------         ---------             ---------
  Total current assets                          322,566           9,560           (85,293)              246,833

  Property and Equipment, net                    65,093           1,975            (1,681)(4)            65,387
  Other assets:
     Goodwill                                    97,144          16,264           (16,264)(2)           172,249
                                                                                   75,105 (9)
     Acquired merchant portfolio                   --            27,608           (11,807)(3)            15,801
    Other assets                                 18,073             981               542 (4)            14,645
                                                                                  (4,951) (8)
                                               --------         -------         ---------             ---------
  Total other assets                            115,217          44,853            42,625               202,695
                                               --------         -------         ---------             ---------
  Total assets                                 $502,876         $56,388         $ (44,349)            $ 514,915
                                               ========         =======         =========             =========
Liabilities and Shareholders' Equity
  Current liabilities:
      Restricted deposits-client funds         $113,338            --                                 $ 113,338
      Other current liabilities                  51,535         $11,099         $  (4,023)(1)            60,792
                                                                                    2,181 (7)
                                               --------         -------         ---------             ---------
  Total current liabilities                     164,873          11,099            (1,842)              174,130
      Long-term debt                              4,000          21,391           (21,391)(1)             4,000
      Other long-term liabilities                 3,140          12,069            (4,336)(6)             5,922
                                                                                   (4,951)(8)
                                               --------         -------         ---------             ---------
  Total liabilities                             172,013          44,559           (32,520)              184,052

  Total shareholders' equity                    330,863          11,829           (11,829)(5)         $ 330,863
                                               --------         -------         ---------             ---------
  Total liabilities and shareholders'
      equity                                   $502,876         $56,388        $  (44,349)            $ 514,915
                                               ========         =======        ==========             =========

                            National Processing, Inc.
        Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1997
                                 (In thousands)

(1) Reflects $64 million paid by NPI on October 24, 1997 and January 2, 1998 to acquire 100% of the outstanding common stock of FA and $30 million paid by NPI to FA on October 24, 1997 for 60,001 newly issued shares. The $30 million in proceeds were used by FA to retire-term debt and certain other liabilities aggregating $25,414 leaving an additional $4,586 for operating cash.

(2)     Eliminates goodwill previously recorded by FA.

(3)     Adjusts acquired merchant portfolio of FA to estimated fair value.

(4)     Adjusts property and equipment and other assets to estimated fair value.

(5)     Eliminates acquired shareholders' equity of FA.

(6) Reflects estimated impact of purchase accounting adjustments on deferred taxes.

(7)     Records accrual of certain liabilities and reserves.

(8) Reflects elimination of intercompany prepaid processing fees and deferred revenue.

(9)     Reflects new goodwill due to the application of purchase accounting.

                            National Processing, Inc.
         Unaudited Pro Forma Condensed Consolidated Statements of Income

                      Nine Months Ended September 30, 1997
                    (In thousands, except per share amounts)

                                               National           FA Holdings,              Pro Forma            Pro Forma
                                             Processing, Inc.          Inc.                Adjustments          as Adjusted
                                             ----------------          ----                -----------          -----------
Revenues                                        $284,169               $59,236             $(3,255) (5)          $307,595
                                                                                           (32,555) (6)
Operating expenses                               136,543                43,323             (32,555) (6)           144,056
                                                                                            (3,255) (5)
Wages and other personnel expenses                70,639                 7,108                                     77,747

General and administrative expenses               44,965                 4,869              (1,532) (3)            48,302

Depreciation and amortization                     12,171                 3,752                (524) (2)            15,399
                                                 -------              --------             --------               -------

Operating Profit                                  19,851                   184                2,056                22,091
Net interest income (expense)                      3,527                (2,107)              (2,291) (4)            1,236
                                                                                              2,107 (1)
                                                 -------              --------             --------               -------

Income before income taxes                        23,378                (1,923)               1,872                23,327
Provision for income taxes                         8,214                  (553)               2,223 (7)             9,884
                                                 -------              --------             --------               -------

Net Income (Loss)                                $15,164              $ (1,370)            $    351               $13,443
                                                 =======              ========             ========               =======

Net Income Per Share                               $0.30                                                            $0.27
                                                   =====                                                            =====

Shares used in computation                        50,575                                                           50,575

                            National Processing, Inc.
    Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
                      Nine Months Ended September 30, 1997
                                 (In thousands)

(1)     Eliminates interest expense related to retired debt.

(2) Adjusts amortization of intangibles and depreciation of property and equipment resulting from purchase accounting.

(3) Eliminates incremental costs incurred in connection with the acquisition.

(4) Reflects the loss of non-taxable interest income to NPI from the use of securities available for sale for the acquisition.

(5)     Eliminates intercompany revenues and expenses.

(6) Reduces processing revenues by processing fees consistent with National Processing, Inc.'s presentation.

(7)     Reflects the tax impact of adjustments.

(8) Management expects to achieve certain synergies in relation to the business combination which are not yet identified and are, therefore, not reflected here.

                            National Processing, Inc.
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1996
                    (In thousands, except per share amounts)

                                                   National            FA Holdings,       Pro Forma              Pro Forma
                                                Processing, Inc.           Inc.          Adjustments            as Adjusted
                                                ----------------           ----          -----------            -----------
Revenues                                           $377,561              $ 78,165          $(43,748) (4)         $411,978
Operating expenses                                  201,942                58,571           (43,748) (4)          216,765

Wages and other personnel                            63,569                10,289                                  73,858
expenses
General and administrative                           48,959                 4,932                                  53,891
expenses
Depreciation and amortization                        12,847                 6,263              (648) (2)           18,462
                                                    -------              --------          --------              --------
Operating income (Loss)                              50,244               (1,890)                648               49,002

Net interest income (expense)                         2,783                   594                845 (1)            (243)
                                                                                             (4,465) (3)
                                                    -------              --------          --------              --------

Income (loss) before income taxes                    53,027               (1,296)            (2,972)               48,759

Provision (credit) for income taxes                  21,674                 1,059              (884) (5)           21,849
                                                    -------              --------          --------              --------
Net Income (loss)                                   $31,353              $(2,355)          $ (2,088)             $ 26,910
                                                    =======              ========          ========              ========
Net Income Per Share                                $  0.68                                                      $   0.58
                                                    =======                                                      ========

Shares used in computation                           46,090                                                        46,090

                            National Processing, Inc.
     Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1996
                                 (In thousands)

(1)     Eliminates interest expense related to retired debt.

(2) Adjusts amortization of intangibles and depreciation of property and equipment resulting from purchase accounting.

(3) Reflects the loss of interest income to NPI from the use of securities available for sale for the acquisition.

(4) Reduces processing revenues by processing fees consistent with National Processing, Inc's. presentation.

(5)     Reflects the tax impact of adjustments.

(6) Management expects to achieve certain synergies in relation to the business combination which are not yet identified and are, therefore, not reflected here.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: January 9, 1998
                                        By: /s/ Jim W. Cate
                                            -------------------------------
                                            Jim W. Cate
                                            Executive Vice President
                                            and Chief Financial Officer